Exhibit 2.1

FIRST AMENDMENT TO

MERGER AGREEMENT

This First Amendment (this “Amendment”) is made and entered into as of January 26, 2020, and amends that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement,” and together as amended by the Amendment, the “Amended Agreement”), dated as of December 13, 2019, by and among Organovo Holdings, Inc., a Delaware corporation (“Organovo”), Opal Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Tarveda Therapeutics, Inc. (“Buyer”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, the undersigned parties to the Merger Agreement desire to amend the terms and conditions of the Merger Agreement as set forth herein;

WHEREAS, pursuant to Section 10.2 of the Merger Agreement, the Merger Agreement may be amended with the approval of the respective Board of Directors of Buyer, Merger Sub and Organovo; and

WHEREAS, the respective Board of Directors of Buyer, Merger Sub and Organovo have authorized each of Buyer, Merger Sub and Organovo entering into this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.     Amendments.

1.1 The parties hereby agree that Section 5.20 of the Merger Agreement is amended and restated in its entirety as follows:

“5.20 Organovo Asset Sale. Buyer and Organovo agree that Organovo shall not, without the prior written consent of Buyer, sell, assign, or otherwise dispose of, in one or more transactions, its IP Rights, inventory, equipment and related agreements, assets and technology at any time prior to or concurrent with the Closing (each an “Organovo Asset Sale”).”

1.2 The parties hereby agree that Section 6.3 of the Merger Agreement is amended and restated in its entirety as follows:

“6.3 Stockholder Approval. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have been duly adopted and approved by the required Buyer Stockholder Vote, and the matters referenced in subsections (i) and (ii) of the Organovo Stockholder Proposals definition shall have been duly approved by the Required Organovo Stockholder Vote.”

1.3 The parties hereby agree that Section 9.1(d) of the Merger Agreement is amended and restated in its entirety as follows:

“(d) by either Organovo or Buyer if (i) the Organovo Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Organovo’s stockholders shall have taken a final vote on the Organovo Stockholder Proposals and (ii) the matters referenced in subsections (i) and (ii) of the Organovo Stockholder Proposals definition shall not have been approved at the Organovo Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required Organovo Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Organovo where the failure to obtain such Required Organovo Stockholder Vote shall have been caused by the action or failure to act of Organovo and such action or failure to act constitutes a material breach by Organovo of this Agreement;”

1.4 The parties hereby agree that the defined term “Organovo Stockholder Proposals” as set forth in Exhibit A to the Merger Agreement shall be amended and restated in its entirety as follows:

““Organovo Stockholder Proposals” means proposals to (i) approve the issuance of the shares of Organovo Common Stock by virtue of the Merger in accordance with the terms of this Agreement, (ii) adopt an amendment to the Organovo Certificate of Incorporation to effect the reverse stock split, (iii) approve, on a non-binding advisory vote basis, compensation that will or may become payable by Organovo to its named executive officers in connection with the Merger, (iv) adopt the New Tarveda Equity Plan and (v) to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the preceding proposals (i) through (iv).”

1.5 The parties hereby agree that the defined term “Organovo Valuation” as set forth in Exhibit A to the Merger Agreement shall be amended and restated in its entirety as follows:

““Organovo Valuation” means $50,000,000 less any Organovo Debt, provided however, that the Organovo Valuation shall be (i) increased on a dollar-for-dollar basis by the amount that Organovo Net Cash at Closing is greater than $22,000,000, (ii) reduced on a dollar-for-dollar basis by the amount that Organovo Net Cash at Closing is less than $22,000,000, and (iii) increased by $1,500,000 provided that Organovo has not sold or disposed of remaining assets in an Organovo Asset Sale.”

2.     Reference to and Effect on the Merger Agreement. On or after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Merger Agreement, a reference to the Merger Agreement in any of such to be deemed a reference to the Amended Agreement.

3.     No Other Amendments. Except as set forth herein, the Merger Agreement shall remain in full force and effect in accordance with its terms, which such terms are hereby ratified and confirmed and remain in full force and effect.

4.     Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

5.     Titles and Subtitles. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

6.     Governing Law. This Amendment and all acts and transactions pursuant hereto and the rights of obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware without regard to its choice of laws principles.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ORGANOVO:

ORGANOVO HOLDINGS, INC.

By:	/s/ Taylor Crouch
Name: Taylor Crouch
Title: Chief Executive Officer

MERGER SUB:

OPAL MERGER SUB, INC.

By:	/s/ Taylor Crouch
Name: Taylor Crouch
Title: Chief Executive Officer

BUYER:

TARVEDA THERAPEUTICS, INC.

By:	/s/ Andrew J. Fromkin
Name: Andrew J. Fromkin
Title: Chief Executive Officer

[Signature Page to Merger Agreement Amendment]